News Release                                                        Exhibit 99.1
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA  91221-5050
www.psbusinessparks.com
--------------------------------------------------------------------------------

                                 For Release:           Immediately
                                 Date:                  May 3, 2001
                                 Contact:               Mr. Jack Corrigan
                                                       (818) 244-8080, Ext. 663

PS Business Parks, Inc. announces Earnings Per Share of $0.44 for the first quarter of 2001, an increase of 10.0% from earnings of $0.40 per share in the prior year. PSB also announced FFO per share of $0.75, an increase of 15.4% from $0.65 per share in the prior year. PSB's "Same Park" net operating income growth was 9.5% for the quarter.

Glendale, California - PS Business Parks, Inc. (AMEX: PSB), announced today operating results for the first quarter ending March 31, 2001.

Net income allocable to common shareholders for the first quarter of 2001 was $10.2 million or $0.44 per diluted share on revenues of $39.5 million compared to net income allocable to common shareholders of $9.5 million or $0.40 per diluted share on revenues of $35.9 million for the same period in 2000. Net income allocable to common shareholders in the first quarter of 2001 includes a gain on the Company's investment in Pacific Gulf Properties Inc. ("PAG") of $15,000.

Funds from operations ("FFO") for the first quarter of 2001 were $22.7 million or $0.75 per share compared to $20.2 million or $0.65 per share for the same period in 2000. This represents an increase of 15.4% in FFO per share based on
30.4 million and 31.1 million weighted average shares outstanding during the first quarter of 2001 and 2000, respectively. FFO and FFO per share exclude the gain on the Company's investment in PAG.

The growth in FFO is due to the performance of the Company's "Same Park" operations (see below) combined with income from acquisitions and developments made or completed during 2000 and a reduction in the Company's outstanding common shares. The Company's "Same Park" operations continued to benefit from strong demand resulting in increased rental rates and continued high occupancies. The Company continues to rationalize its cost structure through improving economies of scale and operating efficiencies, resulting in continued improvement in operating margins.

Property Operations
-------------------

In order to evaluate the performance of the Company's overall portfolio, management analyzes the operating performance of a consistent group of 120 properties (11.7 million net rentable square feet). These 120 properties in which the Company currently has an ownership interest (herein referred to as the "Same Park" facilities) have been owned and operated by the Company for the comparable periods. The "Same Park" facilities represent approximately 93% of the square footage of the Company's portfolio at March 31, 2001.

The following tables summarize the pre-depreciation historical operating results of the "Same Park" facilities in addition to information on the entire portfolio, excluding the effects of accounting for rental income on a straight-line basis.

                     "Same Park" Facilities (120 Properties)
                     ---------------------------------------


                                                                     Three Months Ended
                                                                         March 31,
                                                            ------------------------------------
                                                                  2001                2000             Change
                                                            ----------------    ----------------   -------------
  Rental income (1)....................................      $  34,958,000       $  32,095,000          8.9%
  Cost of operations...................................          9,616,000           8,957,000          7.4%
                                                            ----------------    ----------------   -------------
  Net operating income.................................      $  25,342,000       $  23,138,000          9.5%
                                                            ================    ================   =============

  Gross margin (2).....................................          72.5%               72.1%              0.4%

  Weighted average for period:

      Occupancy........................................          96.2%               96.3%             (0.1%)
      Annualized realized rent per occupied sq. ft.(3).          $12.46              $11.42             9.1%


(1) Rental income does not include the effect of straight-line accounting.

(2) Gross margin is computed by dividing property net operating income by rental income.

(3) Realized rent per square foot represents the actual revenues earned per occupied square foot.

================================================================================================================

                           Total Portfolio Statistics
                           --------------------------
                                                                     Three Months Ended
                                                                         March 31,
                                                            ------------------------------------
                                                                  2001                2000             Change
                                                            ----------------    ----------------   -------------
  Rental income (1)....................................      $  38,023,000       $  33,423,000          13.8%
  Cost of operations...................................         10,371,000           9,552,000          8.6%
                                                            ----------------    ----------------   -------------
  Net operating income.................................      $  27,652,000       $  23,871,000          15.8%
                                                            ================    ================   =============

  Gross margin (2).....................................          72.7%               71.4%              1.3%

  Weighted average for period:
      Square footage...................................        12,600,000          12,301,000           2.4%
      Occupancy........................................          96.2%               96.5%             (0.3%)
      Annualized realized rent per occupied sq. ft.(3).          $12.55              $11.26             11.5%


(1) Rental income does not include the effect of straight-line accounting.

(2) Gross margin is computed by dividing property net operating income by rental income.

(3) Realized rent per square foot represents the actual revenues earned per occupied square foot.

Financial Condition
-------------------

The Company continued to maintain financial strength and flexibility. The following are the Company's key financial ratios with respect to its leverage for the three months ended March 31, 2001.

                                                                        Actual
                                                                        ------
   Ratio of FFO to fixed charges (1)..............................      42.2x
   Ratio of FFO to fixed charges and preferred distributions (2)..       5.4x

   Debt and preferred equity to total market capitalization (based
   on) the common stock price of $27.15 at March 31, 2001)........       22%
   Available under line of credit at March 31, 2001............... $100 million


(1) Fixed charges include interest expense of $237,000 and capitalized interest of $412,000.

(2) Preferred distributions include amounts paid to preferred shareholders of $1,272,000 and preferred unitholders in the operating partnership of $3,187,000.

Property Acquisitions
---------------------

During the first quarter of 2001, the Company did not complete any acquisitions. The Company plans to continue to build its presence in existing markets by acquiring high quality facilities in selected sub markets. The Company targets properties with below market rents which offer the Company the ability to achieve economies of scale resulting in more efficient operations.

Development
-----------

The Company continued to develop office and flex properties that are located within or adjacent to existing parks. The properties are being developed using the expertise of local development companies. The Company is currently developing approximately 335,000 square feet of flex and office buildings in Northern Virginia, Dallas, Texas and Beaverton, Oregon at an estimated aggregate cost of approximately $37 million. As of March 31, 2001, $22.3 million of these development costs had been incurred. The Company capitalized $412,000 of interest expense for the three months ended March 31, 2001.

Interest in Pacific Gulf Properties ("PAG")
-------------------------------------------

During the quarter and subsequent to it, the Company sold its investment of 989,400 shares in PAG at an average price of $6.14 per share. On December 15, 2000, PAG paid a liquidating cash distribution of $22.00 per share. The total gain on the liquidation of this investment was $7,864,000 of which $7,849,000 was recognized in 2000 and $15,000 in 2001. These gains were reflected in net income but not in FFO.

Stock Repurchase Program
------------------------

The Company's Board of Directors has authorized the repurchase from time to time of up to 1,600,000 shares of the Company's common stock on the open market or in privately negotiated transactions. From January 1, 2001 through May 3, 2001, the Company repurchased 496,300 shares of common stock and 30,484 common units in its operating partnership at an aggregate cost of approximately $14.1 million (average cost of $26.77 per share/unit). Since March 2000, the Company has repurchased an aggregate total of 1,218,900 shares of common stock and 30,484 common units in its operating partnership at an aggregate cost of approximately $30.8 million (average cost of $24.65 per share/unit).

Business Services
-----------------

Tenant Advantage, Inc., a subsidiary of the Company that was recently created in order to allow tenants to purchase business products and services directly from quality national suppliers who are partners of Tenant Advantage, was rolled out on a limited basis to tenants in Southern California starting in February 2001. Through the middle of April 2001, approximately 22% of the 900 tenants contacted regarding the program expressed interest in a Tenant Advantage partner's products or services. The Tenant Advantage partners include Office Depot, Global Crossing, IBM, Airborne Express, ADP, Public Storage, Brook Furniture Rental, Gourmet Coffee Service and Brinks Home Security. Additional rollout is expected over the remainder of the year.

During the three months ending March 31, 2001, Business Services generated a net operating loss of $27,000. The Business Service Division's operations are not expected to have a material impact on the Company's operating results in 2001.

Company Information
-------------------

PSB is a self-advised and self-managed equity real estate investment trust specializing in the ownership, management, acquisition, development and redevelopment of business parks containing principally office "flex" space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse under one roof). As of March 31, 2001, PSB had interests in 140 commercial properties (approximately 12.6 million net rentable square feet) with approximately 3,500 customers located in 9 states, concentrated primarily in California (5,043,000 sq. ft.), Texas (2,881,000 sq. ft.), Oregon (1,191,000 sq. ft.), Virginia (1,822,000 sq. ft.) and Maryland (866,000 sq. ft.).

Forward-Looking Statements
--------------------------

When used within this press release, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company's facilities, the Company's ability to evaluate, finance, and integrate acquired and developed properties into the Company's existing operations; the Company's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company's facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. including more financial analysis of the first quarter's operating results is available on the Internet. The Company's web site is www.psbusinessparks.com.
                          ------------------------

A conference call is scheduled for Monday, May 7, 2001 at 9:00 a.m. (PDT) to discuss these results and the outlook for the remainder of 2001. The toll free number is 1-888-829-8669, the passcode is "PS PARKS" and the conference call leader is Jack Corrigan. An instant replay of the conference call will be available through May 14, 2001 at 1-888-562-3877. The replay can also be accessed under the "Financials" section of our web site. The conference ID # is 5428717 and the passcode is "PS PARKS."

Additional financial data attached.


                             PS BUSINESS PARKS, INC.
                             Selected Financial Data


                                                                            At March 31, 2001        At December 31, 2000
Balance Sheet Data:                                                       ----------------------   ------------------------
    Cash and cash equivalents..........................................      $    49,544,000           $    49,295,000
    Construction in progress...........................................      $    22,271,000           $    19,467,000
    Real estate facilities, before accumulated depreciation............      $   925,284,000           $   923,348,000
    Total assets.......................................................      $   925,252,000           $   930,756,000
    Total debt.........................................................      $    30,769,000           $    30,971,000
    Minority interest - common units...................................      $   161,951,000           $   161,728,000
    Minority interest - preferred units................................      $   144,750,000           $   144,750,000
    Perpetual preferred stock..........................................      $    55,000,000           $    55,000,000
    Common shareholders' equity........................................      $   507,270,000           $   509,343,000

    Total common shares outstanding at period end......................           22,873,000                23,045,000
                                                                          ======================   ========================

    Total common shares  outstanding at period end, assuming conversion
      of all Operating Partnership units into common stock.............           30,179,000                30,380,000
                                                                          ======================   ========================

                             PS BUSINESS PARKS, INC.
                             Selected Financial Data


                                                          For the Three Months Ended
                                                                   March 31,
                                                      -----------------------------------
                                                             2001             2000
                                                      ----------------- -----------------
Revenues:
   Rental income....................................   $   38,393,000    $   34,053,000
  Facility management fees primarily from affiliates          161,000           123,000
  Business services.................................          157,000                 -
  Interest income...................................          760,000         1,270,000
  Dividend income...................................            4,000           418,000
                                                      ----------------- -----------------
                                                           39,475,000        35,864,000
                                                      ----------------- -----------------
Expenses:
  Cost of operations................................       10,371,000         9,552,000
  Cost of facility management.......................           36,000            25,000
  Cost of business services.........................          184,000                 -
  Depreciation and amortization.....................        9,646,000         8,376,000
  General and administrative........................        1,128,000           883,000
  Interest expense..................................          237,000           374,000
                                                      ----------------- -----------------
                                                           21,602,000        19,210,000
                                                      ----------------- -----------------
Income before gain on investment and minority
   interest.........................................       17,873,000        16,654,000
  Gain on investment in PAG.........................           15,000                 -
                                                      ----------------- -----------------
Income before minority interest.....................       17,888,000        16,654,000
  Minority interest in income - preferred units.....       (3,187,000)       (2,920,000)
  Minority interest in income - common units........       (3,236,000)       (2,991,000)
                                                      ----------------- -----------------
Net income..........................................   $   11,465,000    $   10,743,000
                                                      ================= =================
Net income allocation:
   Allocable to preferred shareholders..............   $    1,272,000    $    1,272,000
   Allocable to common shareholders.................       10,193,000         9,471,000
                                                      ----------------- -----------------
                                                       $   11,465,000      $ 10,743,000
                                                      ================= =================

Net income per common share - diluted:                 $         0.44      $       0.40
                                                      ================= =================

 Weighted average common shares outstanding -
 diluted:                                                  23,097,000        23,643,000
                                                      ================= =================

                             PS BUSINESS PARKS, INC.
                  Computation of Funds from Operations ("FFO")
                                   (Unaudited)

                                                                  Three Months Ended
                                                                       March 31,
                                                         -----------------------------------
                                                               2001              2000
                                                         ----------------- -----------------
Net income allocable to common shareholders............    $  10,193,000    $   9,471,000
    Less:  Gain on investment in PAG...................          (15,000)               -
    Depreciation and amortization......................        9,646,000        8,376,000
    Minority interest in income - common units.........        3,236,000        2,991,000
    Less:  Straight line rent adjustment...............         (370,000)        (630,000)
                                                         ----------------- -----------------
Consolidated FFO allocable to common shareholders......    $  22,690,000    $  20,208,000
                                                         ================= =================

Computation of Diluted FFO per Common Share (1):
-------------------------------------------------------

Consolidated FFO allocable to common shareholders......    $  22,690,000    $  20,208,000
                                                         ================= =================

     Weighted average common shares outstanding........       23,021,000       23,592,000
     Weighted average common OP units outstanding......        7,309,000        7,443,000
     Dilutive effect of stock options..................           76,000           51,000
                                                         ----------------- -----------------
Weighted average common shares and OP units for purposes
  of computing fully-diluted FFO per common share......       30,406,000       31,086,000
                                                         ================= =================

Fully diluted FFO per common share ....................    $        0.75    $        0.65
                                                         ================= =================

Computation of Funds Available for Distribution
  ("FAD") (2)
-------------------------------------------------------

Consolidated FFO allocable to common shareholders......    $  22,690,000    $  20,208,000
                                                         ================= =================

Less capitalized expenditures:
     Maintenance capital expenditures..................         (573,000)        (532,000)
     Tenant improvements...............................         (929,000)      (1,030,000)
     Capitalized lease commissions.....................         (391,000)        (665,000)
                                                         ----------------- -----------------
Total capitalized expenditures.........................       (1,893,000)      (2,227,000)
                                                         ----------------- -----------------

FAD....................................................    $  20,797,000    $  17,981,000
                                                         ================= =================
FAD per common share/OP unit...........................    $        0.68    $        0.58
                                                         ================= =================



(1) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt. The Company excludes straight line rent adjustments and gains on disposition of real estate and gains on liquidating distributions to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.

(2)  Funds available for distribution ("FAD") is computed by deducting recurring
     capital   expenditures,   tenant   improvements  and  capitalized   leasing
     commissions from FFO.